AMENDED AND RESTATED GUARANTY

This AMENDED AND RESTATED GUARANTY (this “Guaranty”) is made and entered into by RAIT FINANCIAL TRUST, a Maryland real estate investment trust, whose address is 450 Park Avenue, New York, New York 10022 (“Guarantor”), for the benefit of CITIBANK, N.A., a national banking association whose address is 388 Greenwich Street, New York, New York 10013 (“Buyer”) on this July 28, 2014. This Guaranty is made with reference to the following facts (with some capitalized terms being defined below):

A. RAIT CMBS Conduit I, LLC, a Delaware limited liability company (“Original Seller), as seller, and Buyer entered into that certain Master Repurchase Agreement, dated October 27, 2011 (the “Original Master Repurchase Agreement”), as amended by that certain First Amendment to Master Repurchase Agreement and Other Transaction Documents, dated as of June 30, 2013 (the “First Amendment”), that certain Second Amendment to Master Repurchase Agreement, dated as of October 11, 2013 (the “Second Amendment”), and that certain Third Amendment to Master Repurchase Agreement, dated as of October 11, 2013 (the “Third Amendment”; together with the Original Master Repurchase Agreement, the First Amendment and the Second Amendment, collectively, the “Existing Master Repurchase Agreement”), pursuant to which the Buyer may, from time to time, purchase certain Eligible Loans from Original Seller with a simultaneous agreement from Original Seller to repurchase such Eligible Loans at a date certain or on demand (the “Transactions”);

B. Simultaneous herewith, Original Seller, RAIT CRE CONDUIT III, LLC, a Delaware limited liability company (“New Seller”) and Buyer are amending and restating the Existing Master Repurchase Agreement (as amended and restated, the “Repurchase Agreement”);

C. Guarantor indirectly owns one hundred percent (100%) of the ownership interests in Original Seller and New Seller and Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by each Seller of the Transaction Documents (as defined in the Repurchase Agreement), and the transactions contemplated by the Repurchase Agreement and the other Transaction Documents; and

E. It is a condition precedent to the Repurchase Agreement and the consummation of the Transactions thereunder that Guarantor execute and deliver this Guaranty for the benefit of Buyer, which amends and restates that certain Guaranty dated as of October 27, 2011 as amended by the First Amendment, from Guarantor in favor of Buyer (as amended, restated, supplemented or otherwise modified and in effect prior to the date hereof, the “Existing Guaranty”) that was delivered in connection with the Existing Repurchase Agreement.

NOW, THEREFORE, in exchange for good, adequate, and valuable consideration, the receipt of which Guarantor acknowledges, and to induce Buyer to enter into the Repurchase Agreement, Guarantor agrees as follows:

1. Definitions. For purposes of this Guaranty, the following terms shall be defined as set forth below. In addition, any capitalized term defined in the Repurchase Agreement but not defined in this Guaranty shall have the same meaning in this Guaranty as in the Repurchase Agreement.

(a) “Adjusted Book Value” means, as of a particular date, (i) Total Assets of Guarantor and its consolidated Subsidiaries, less (ii) Total Liabilities of Guarantor and its consolidated Subsidiaries, plus (iii) Special Book Value Adjustments as of such date.

(b) “Buyer Entity” means, as designated by Buyer from time to time, Buyer or Buyer’s assignee, designee, nominee, servicer, or wholly owned subsidiary as permitted in accordance with the terms of the Repurchase Agreement.

(c) “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person or entity as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person or entity.

(d) “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

(e) “Cash” means coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

(f) “Cash Equivalents” means any of the following, to the extent owned by Guarantor or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) certificates of deposit of or time deposits with Buyer or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.

(g) “Cash Liquidity” means, at any date of determination, the sum of (i) unrestricted Cash plus (ii) Cash Equivalents.

(h) “Consolidated Net Income” for any period means the amount of consolidated net income (or loss) of the Guarantor and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

(i) “EBITDA” means, at any date of determination, the Consolidated Net Income for the four consecutive fiscal quarters of the Guarantor most recently ended, excluding the effects of interest expense, taxes, depreciation, amortization, asset write-ups or impairment charges, provisions for loan losses, and changes in mark-to-market value(s) (both gains and losses) of financial instruments.

(j) “Equity Interests” means, with respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of Capital Stock of (or other ownership, equity or profit interests in) such Person, (b) any security convertible into or exchangeable for any of the foregoing to the extent such security has actually been converted or exchanged, and (c) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, right or other interest is authorized or otherwise existing on any date.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Guaranty and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

(l) “Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of EBITDA to Interest Expense for the four consecutive fiscal quarters of the Guarantor most recently ended.

(m) “GAAP” means with respect to the financial statements or other financial information of any Person, generally accepted accounting principles in the United States which are in effect from time to time.

(n) “Governmental Authority” means any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(o) “Guarantied Obligations” means each Seller’s obligations (without regard to any limitation of recourse against such Seller): (a) to fully and promptly pay the Repurchase Price and other sums owed under the Transaction Documents at the times and according to the terms required by the Transaction Documents, without regard to any modification, suspension, or limitation of such terms not agreed to by Buyer, such as a modification, suspension, or limitation arising in or pursuant to any Insolvency Proceeding affecting such Seller (even if any such modification, suspension, or limitation causes such Seller’s obligation to become discharged or unenforceable), and (b) to pay all other sums expended by Buyer or Buyer’s designee or nominee acting on Buyer’s behalf in exercising Buyer’s rights and remedies under the Transaction Documents, including Buyer’s Legal Costs relating to the enforcement of remedies pursuant to the Transaction Documents.

(p) “Guarantor Litigation” means any litigation, arbitration, investigation, or administrative proceeding of or before any court, arbitrator, or Governmental Authority, bureau or agency that relates to or affects this Guaranty or any asset(s) or property(ies) of Guarantor.

(q) “Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such person; (e) Capital Leases of such Person; and (f) indebtedness of others guaranteed by such Person.

(r) “Insolvency Proceeding” means any case under Title 11 of the United States Code or any successor statute or any other insolvency, bankruptcy, reorganization, liquidation, or like proceeding, or other statute or body of law relating to creditors’ rights, whether brought under state, federal, or foreign law.

(s) “Intangible Assets” means, for any Person on any date, assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

(t) “Interest Expense” means for any period, total interest expense, both expensed and capitalized, of Guarantor and its Subsidiaries for such period with respect to all outstanding Indebtedness of Guarantor and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate protection agreements), determined on a consolidated basis in accordance with GAAP, net of interest income of Guarantor and its Subsidiaries for such period (determined on a consolidated basis in accordance with GAAP).

(u) “Investment Securities” means any of the following:

(i) par value of negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of less than 1 year; or

(ii) par value of negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of 1-10 years; or

(iii) par value of negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of more than 10 years; or

(iv) par value of single-class mortgage participation certificates (“FHLMC Certificates”) in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and the ultimate collection of principal of which are guaranteed by the Federal Home Loan Mortgage Corporation (excluding Real Estate Mortgage Investment Conduit (“REMIC “) or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivative securities); or

(v) par value of single-class mortgage pass-through certificates (“FNMA Certificates”) in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and ultimate collection of principal of which are guaranteed by the Federal National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, pass-through certificates backed by adjustable rate mortgages collateralized mortgage obligations, securities paying interest or principal only and similar derivative securities); or

(vi) par value of single-class fully modified pass-through certificates (“GNMA Certificates”) in book-entry form backed by single-family residential mortgage loans, the full and timely payment of principal and interest of which is guaranteed by the Government National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivatives securities); or

(vii) par value of all actively and regularly traded investment-grade residential mortgage-backed securities; or

(viii) such other collateral as Guarantor and Buyer may agree, with such valuation percentage applied thereto as Buyer, in its sole discretion acting in good faith shall deem appropriate.

(v) “Legal Costs” means all costs and actual out-of-pocket expenses reasonably incurred by Buyer in any Proceeding, any Guarantor Litigation, or any default by any Seller under the Transaction Documents or by any Guarantor under this Guaranty, including reasonable attorneys’ fees, disbursements, and other reasonable charges incurred by Buyer’s attorneys, court costs and expenses, and reasonable charges for the services of paralegals, law clerks, and all other personnel whose services are charged to Buyer in connection with Buyer’s receipt of legal services incurred in connection with the enforcement of this Guaranty.

(w) “Leverage Ratio” means, at any date of determination, the ratio, expressed as a percentage, of Total Liabilities to Total Assets.

(x) “Lien” means any mortgage, lien, encumbrance, charge or other security interest, whether arising under contract, by operation of law, judicial process or otherwise.

(y) “Net Worth” means the amount which would be included under stockholders’ equity on a consolidated balance sheet of Guarantor and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

(z) “Person” means an individual, partnership, corporation, joint stock company, trust or unincorporated organization or a governmental agency or political subdivision thereof.

(aa) “Proceeding” means any action, suit, arbitration, or other proceeding arising out of, or relating to the interpretation or enforcement of, this Guaranty or the Transaction Documents, including (a) an Insolvency Proceeding; and (b) any proceeding in which Buyer endeavors to realize upon any Security or to enforce any Transaction Document(s) (including this Guaranty) against any Seller or Guarantor.

(bb) “Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

(cc) “Security” means any security or collateral held by or for Buyer for the Transactions or the Guarantied Obligations, whether real or personal property, including any mortgage, deed of trust, financing statement, security agreement, and other security document or instrument of any kind securing the Transactions in whole or in part. “Security” shall include all assets and property of any kind whatsoever pledged to Buyer pursuant to the Transaction Documents.

(dd) “Seller” means: (a) Original Seller, acting on its own behalf or New Seller, acting on its own behalf; (b) any estate created by the commencement of an Insolvency Proceeding affecting Original Seller or New Seller; (c) any trustee, liquidator, sequestrator, or receiver of Original Seller, New Seller, Original Seller’s property, or New Seller’s property; and (d) any similar person duly appointed pursuant to any law governing any Insolvency Proceeding.

(ee) “Special Book Value Adjustments” means, as of a particular date, (A) the following adjustments, made on a cumulative basis: (i) the GAAP adjustment to Guarantor’s book value that reflects the cost of long-term interest rate hedges maintained for RAIT CRE CDO I, Ltd. and RAIT Preferred Funding II, Ltd., plus (ii) the amount of depreciation and amortization accumulated against real estate assets owned or consolidated with Guarantor, plus (iii) the value of the recurring fees paid for collateral management and property management by Guarantor and its consolidated Subsidiaries which were not already included in Guarantor’s Total Assets, minus (iv) the impact, if any, on Guarantor’s Total Assets of consolidating Taberna Preferred Funding VIII, Ltd. and/or Taberna Preferred Funding IX, Ltd. with Guarantor, or (B) such other adjustments to Guarantor’s book value as shall be adopted by Guarantor within the definition of “Adjusted Book Value” as such term is used from time to time in Guarantor’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as filed under the Securities Exchange Act of 1934 for the period corresponding to such date.

(ff) “State” means the State of New York.

(gg) “Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

(hh) “Total Assets” means, as of a particular date, all amounts that would be included under total assets on a balance sheet of Guarantor and its consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

(ii) “Total Liabilities” means, as of a particular date, all amounts that would be included under total liabilities on a balance sheet of Guarantor and its consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

(jj) “Total Liquidity” means, at any date of determination, the sum of (i) Cash Liquidity plus (ii) unencumbered Investment Securities.

2. Absolute Guaranty of All Guarantied Obligations. Guarantor unconditionally and irrevocably guarantees each Seller’s prompt and complete payment, observance, fulfillment, and performance of all Guarantied Obligations when due. Guarantor shall be liable for, and obligated to pay and perform, all Guarantied Obligations when due. All assets and property of Guarantor shall be subject to recourse if Guarantor fails to pay and perform any Guarantied Obligation(s) when and as required to be paid and performed pursuant to the Transaction Documents.

3. Nature and Scope of Liability. Guarantor’s liability under this Guaranty is primary and not secondary. Guarantor’s liability under this Guaranty shall be in the full amount of all Guarantied Obligations, including any interest, default interest, costs and fees (including Legal Costs) payable by each Seller under the Repurchase Agreement.

4. Changes in Transaction Documents. Without notice to, or consent by, Guarantor, and in Buyer’s sole and absolute discretion and without prejudice to Buyer or in any way limiting or reducing Guarantor’s liability under this Guaranty but subject to the terms of the Transaction Documents, Buyer may: (a) grant extensions of time, renewals or other indulgences or modifications to any Seller or any other party under any of the Transaction Document(s), (b) change, amend or modify any Transaction Document(s), (c) authorize the sale, exchange, release or subordination of any Security, (d) accept or reject additional Security, (e) discharge or release any party or parties liable under the Transaction Documents, (f) foreclose or otherwise realize on any Security, or attempt to foreclose or otherwise realize on any Security, whether such attempt is successful or unsuccessful, (g) accept or make compositions or other arrangements or file or refrain from filing a claim in any existing Insolvency Proceeding, (h) make other or additional Transactions to any Seller in such amount(s) and at such time(s) as Buyer may determine, (i) except as otherwise specifically set forth in the Repurchase Agreement, credit payments in such manner and order of priority to the Repurchase Price or other obligations as Buyer may determine in its discretion, and (j) otherwise deal with any Seller and any other party related to the Transactions or any Security as Buyer may determine in its sole and absolute discretion. Without limiting the generality of the foregoing, Guarantor’s liability under this Guaranty shall continue even if Buyer alters any obligations under the Transaction Documents in any respect or Buyer’s or Guarantor’s remedies or rights against any Seller are in any way impaired or suspended without Guarantor’s consent. If Buyer performs any of the actions described in this paragraph, then Guarantor’s liability shall continue in full force and effect even if Buyer’s actions impair, diminish or eliminate Guarantor’s subrogation, contribution, or reimbursement rights (if any) against any Seller or otherwise adversely affect Guarantor or expand Guarantor’s liability hereunder.

5. Certain Financial Covenants. Guarantor shall not permit with respect to itself (and its Subsidiaries on a consolidated basis) any of the following to be breached, as determined quarterly on a consolidated basis in conformity with GAAP:

Minimum Adjusted Book Value. Adjusted Book Value to be less than the sum of (x) $450 million plus (y) 75% of the net proceeds received by Guarantor in connection with any issuance of Equity Interests in Guarantor, minus (z) 100% of the amount paid by Guarantor for the repurchase of any Equity Interests in Guarantor, in each case subsequent to the date of this Guaranty;

Minimum Fixed Charge Coverage Ratio. Fixed Charge Coverage Ratio to be less than 1.20 to 1;

Maximum Leverage Ratio. Leverage Ratio to exceed 80%;

Minimum Cash Liquidity. Cash Liquidity to be less than $10 million;

Minimum Total Liquidity. Total Liquidity to be less than $20 million.

6. Nature of Guaranty. Guarantor’s liability under this Guaranty is a guaranty of payment of the Guarantied Obligations, and is not a guaranty of collection or collectibility. Guarantor’s liability under this Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of any of the Transaction Documents. Guarantor’s liability under this Guaranty is a continuing, absolute, and unconditional obligation under any and all circumstances whatsoever (except as expressly stated, if at all, in this Guaranty), without regard to the validity, regularity or enforceability of any of the Guarantied Obligations. Guarantor acknowledges that Guarantor is fully obligated under this Guaranty even if Seller had no liability at the time of execution of the Transaction Documents or later ceases to be liable under any Transaction Document pursuant to Insolvency Proceedings. Guarantor shall not be entitled to claim, and irrevocably covenants not to raise or assert, any defenses against the Guarantied Obligations that would or might be available to Seller, other than actual payment and performance of all Guarantied Obligations in full in accordance with their terms. Guarantor waives any right to compel Buyer to proceed first against Seller or any Security before proceeding against Guarantor. Guarantor agrees that if any of the Guarantied Obligations are or become void or unenforceable (because of inadequate consideration, lack of capacity, or Insolvency Proceedings), then Guarantor’s liability under this Guaranty shall continue in full force with respect to all Guarantied Obligations as if they were and continued to be legally enforceable, all in accordance with their terms before giving effect to the Insolvency Proceedings. Guarantor also recognizes and acknowledges that its liability under this Guaranty may be more extensive in amount and more burdensome than that of Seller. Guarantor waives any defense that might otherwise be available to Guarantor based on the proposition that a guarantor’s liability cannot exceed the liability of the principal. Guarantor intends to be fully liable under the Guarantied Obligations regardless of the scope of Seller’s liability thereunder. Without limiting the generality of the foregoing, if the Guarantied Obligations are “nonrecourse” as to Seller or Seller’s liability for the Guarantied Obligations is otherwise limited in some way, Guarantor nevertheless intends to be fully liable, to the full extent of all of Guarantor’s assets, with respect to all the Guarantied Obligations, even though Seller’s liability for the Guarantied Obligations may be less limited in scope or less burdensome. Guarantor waives any defenses to this Guaranty arising or purportedly arising from the manner in which Buyer conducts the Transactions with Seller or otherwise, or any waiver of the terms of any Transaction Document by Buyer or other failure of Buyer to require full compliance with the Transaction Documents. Guarantor’s liability under this Guaranty shall continue until all sums due under the Transaction Documents have been paid in full and all other performance required under the Transaction Documents has been rendered in full, except as expressly provided otherwise in this Guaranty. Guarantor’s liability under this Guaranty shall not be limited or affected in any way by any impairment or any diminution or loss of value of any Security whether caused by (a) hazardous substances, (b) Buyer’s failure to perfect a security interest in any Security, (c) any disability or other defense(s) of Seller, or (d) any breach by Seller of any representation or warranty contained in any Transaction Document.

7. Waivers of Rights and Defenses. Guarantor waives any right to require Buyer to (a) proceed against Seller, (b) proceed against or exhaust any Security, or (c) pursue any other right or remedy for Guarantor’s benefit. Guarantor agrees that Buyer may proceed against Guarantor with respect to the Guarantied Obligations without taking any actions against Seller and without proceeding against or exhausting any Security. Guarantor agrees that Buyer may unqualifiedly exercise in its sole discretion (or may waive or release, intentionally or unintentionally) any or all rights and remedies available to it against Seller without impairing Buyer’s rights and remedies in enforcing this Guaranty, under which Guarantor’s liabilities shall remain independent and unconditional. Guarantor agrees and acknowledges that Buyer’s exercise (or waiver or release) of certain of such rights or remedies may affect or eliminate Guarantor’s right of subrogation or recovery against Seller (if any) and that Guarantor may incur a partially or totally nonreimbursable liability in performing under this Guaranty. Guarantor has assumed the risk of any such loss of subrogation rights, even if caused by Buyer’s acts or omissions. If Buyer’s enforcement of rights and remedies, or the manner thereof, limits or precludes Guarantor from exercising any right of subrogation that might otherwise exist, then the foregoing shall not in any way limit Buyer’s rights to enforce this Guaranty. Without limiting the generality of any other waivers in this Guaranty, Guarantor expressly waives any statutory or other right (except as set forth herein) that Guarantor might otherwise have to: (i) limit Guarantor’s liability after a nonjudicial foreclosure sale to the difference between the Guarantied Obligations and the fair market value of the property or interests sold at such nonjudicial foreclosure sale or to any other extent, (ii) otherwise limit Buyer’s right to recover a deficiency judgment after any foreclosure sale, or (iii) require Buyer to exhaust its Security before Buyer may obtain a personal judgment for any deficiency. Any proceeds of a foreclosure or similar sale may be applied first to any obligations of Seller that do not also constitute Guarantied Obligations within the meaning of this Guaranty. Guarantor acknowledges and agrees that any nonrecourse or exculpation provided for in any Transaction Document, or any other provision of a Transaction Document limiting Buyer’s recourse to specific Security or limiting Buyer’s right to enforce a deficiency judgment against Seller or any other person, shall have absolutely no application to Guarantor’s liability under this Guaranty. To the extent that Buyer collects or receives any sums or payments from Seller or any proceeds of a foreclosure or similar sale, Buyer shall have the right, but not the obligation, to, unless otherwise set forth in the Repurchase Agreement, apply such amounts first to that portion of Seller’s obligations to Buyer (if any) that is not covered by this Guaranty, regardless of the manner in which any such payments and/or amounts are characterized by the person making payment.

8. Additional Waivers. Guarantor waives diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, dishonor, nonpayment, acceptance of this Guaranty and the creation, renewal, extension, modification or accrual of any of the Guarantied Obligations. Guarantor further waives the right to plead any and all statutes of limitations as a defense to Guarantor’s liability under this Guaranty or the enforcement of this Guaranty. No failure or delay on Buyer’s part in exercising any power, right or privilege under this Guaranty shall impair or waive any such power, right or privilege.

9. No Duty to Prove Loss. To the extent that Guarantor at any time incurs any liability under this Guaranty, Guarantor shall immediately pay Buyer (to be applied on account of the Guarantied Obligations) the amount provided for in this Guaranty, without any requirement that Buyer demonstrate that the Security is inadequate for the Transactions; or that Buyer has otherwise exercised (to any degree) or exhausted any of Buyer’s rights or remedies with respect to Seller or any Security.

10. Full Knowledge. Guarantor acknowledges, represents, and warrants that Guarantor has had a full and adequate opportunity to review the Transaction Documents, the transaction contemplated by the Transaction Documents, and all underlying facts relating to such transaction. Guarantor represents and warrants that Guarantor fully understands: (a) the remedies Buyer may pursue against Seller and/or Guarantor in the event of a default under the Transaction Documents, (b) the value (if any) and character of any Security, and (c) Seller’s financial condition and ability to perform under the Transaction Documents. Guarantor agrees to keep itself fully informed regarding all aspects of the foregoing and the performance of Seller’s obligations to Buyer. Buyer has no duty, whether now or in the future, to disclose to Guarantor any information pertaining to Seller, the Transactions or any Security. At any time provided for in the Transaction Documents, Guarantor agrees and acknowledges that an Insolvency Proceeding affecting Guarantor, or other actions or events relating to Guarantor (including Guarantor’s death, disability, or change in financial position), as set forth in the Transaction Documents, may be event(s) of default under the Transaction Documents.

11. Representations and Warranties. Guarantor acknowledges, represents and warrants as follows, and acknowledges that Buyer is relying upon the following acknowledgments, representations, and warranties by Guarantor in making the Transactions:

(a) Transaction Documents. This Guaranty has been duly authorized, executed, and delivered, and is fully valid, binding, and enforceable against Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law).

(b) No Conflict. The execution, delivery, and performance of this Guaranty will not violate any provision of any law, regulation, judgment, order, decree, determination, or award of any court, arbitrator or governmental authority, or of any mortgage, indenture, loan, or security agreement, lease, contract or other agreement, instrument or undertaking to which Guarantor is a party or that purports to bind Guarantor or any of Guarantor’s property or assets.

(c) No Third Party Consent Required. No consent of any person (including creditors or partners, members, stockholders, or other owners of Guarantor), other than those consents obtained as of the date hereof, is required in connection with Guarantor’s execution of this Guaranty or performance of Guarantor’s obligations under this Guaranty. Guarantor’s execution of, and obligations under, this Guaranty are not contingent upon any consent, license, permit, approval, or authorization of, exemption by, notice or report to, or registration, filing, or declaration with, any governmental authority, bureau, or agency, whether local, state, federal, or foreign.

(d) Authority and Execution. Guarantor has full power, authority, and legal right to execute, deliver and perform its obligations under this Guaranty. Guarantor has taken all necessary corporate and legal action to authorize this Guaranty, which has been duly executed and delivered.

(e) No Representations by Buyer. Guarantor delivers this Guaranty based solely upon Guarantor’s own independent investigation and based in no part upon any representation or statement by Buyer, except for those set forth in the other Transaction Documents.

(f) Organization. Guarantor is duly incorporated, validly existing and in good standing under the laws and regulations of the state of Guarantor’s incorporation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Guarantor’s business. Guarantor has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Guaranty and the other Transaction Documents.

(g) Litigation; Requirements of Law. Except to the extent set forth in any public filing made by Guarantor, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Guarantor, threatened against Guarantor or any of its respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or threatened against the Guarantor which may result in any material adverse change in the business, operations, financial condition, properties, or assets of Guarantor, or which may have an adverse effect on the validity of the Guaranty or any action taken or to be taken in connection with the obligations of Guarantor under the Guaranty. Guarantor is in compliance in all material respects with all Requirements of Law, including ERISA. Guarantor is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(h) Financial Information. All financial data concerning Guarantor that has been delivered by or on behalf of Guarantor to Buyer is true, complete and correct in all material respects and has been prepared in accordance with GAAP. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no material adverse change in the business, operations, financial condition, properties, or assets of Guarantor.

(i) Adequate Capitalization. Guarantor and its Subsidiaries have not become, or are presently, financially insolvent nor will Guarantor and its Subsidiaries be made insolvent by virtue of Guarantor’s execution of or performance under this Guaranty or any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction.

(j) No Misstatements. No information, exhibit, report or certificate furnished by Guarantor to Buyer in connection with the Transactions or any Transaction Document contains any material misstatement of fact or, to the best of Guarantor’s knowledge, has omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

12. Reimbursement and Subrogation Rights. Except to the extent that Buyer notifies Guarantor to the contrary in writing from time to time:

(a) General Deferral of Reimbursement. Guarantor waives any right to be reimbursed by Seller for any payment(s) made by Guarantor on account of the Guarantied Obligations, unless and until all Guarantied Obligations have been paid in full and all periods within which such payments may be set aside or invalidated have expired. Guarantor acknowledges that Guarantor has received adequate consideration for execution of this Guaranty by virtue of Buyer’s entering into the Transactions (which benefits Guarantor, as an owner or principal of Seller) and Guarantor does not require or expect, and is not entitled to, any other right of reimbursement against Seller as consideration for this Guaranty.

(b) Deferral of Subrogation and Contribution. Guarantor agrees it shall have no right of subrogation against Seller or Buyer and no right of subrogation against any Security unless and until: (a) such right of subrogation does not violate (or otherwise produce any result adverse to Buyer under) any applicable law, including any bankruptcy or insolvency law; (b) all amounts due under the Transaction Documents have been paid in full; and (c) all periods within which such payment may be set aside or invalidated have expired (such deferral of Guarantor’s subrogation and contribution rights, the “Subrogation Deferral”).

(c) Effect of Invalidation. To the extent that a court of competent jurisdiction determines that Guarantor’s Subrogation Deferral is void or voidable for any reason, Guarantor agrees, notwithstanding any acts or omissions by Buyer that Guarantor’s rights of subrogation against Seller or Buyer and Guarantor’s right of subrogation against any Security shall at all times be junior and subordinate to Buyer’s rights against Seller and to Buyer’s right, title, and interest in such Security.

(d) Claims in Insolvency Proceeding. Guarantor shall not file any claim in any Insolvency Proceeding affecting Seller unless Guarantor simultaneously assigns and transfers such claim to Buyer, without consideration, pursuant to documentation fully satisfactory to Buyer. Guarantor shall automatically be deemed to have assigned and transferred such claim to Buyer whether or not Guarantor executes documentation to such effect, and by executing this Guaranty hereby authorizes Buyer (and grants Buyer a power of attorney coupled with an interest, and hence irrevocable) to execute and file such assignment and transfer documentation on Guarantor’s behalf. Buyer shall have the sole right to vote, receive distributions, and exercise all other rights with respect to any such claim, provided, however, that if and when the Guarantied Obligations have been paid in full Buyer shall release to Guarantor any further payments received on account of any such claim.

13. Waiver Disclosure. Guarantor acknowledges that pursuant to this Guaranty, Guarantor has waived a substantial number of defenses that Guarantor might otherwise under some circumstance(s) be able to assert against Guarantor’s liability to Buyer. Guarantor acknowledges and confirms that Guarantor has substantial experience as a sophisticated participant in substantial commercial real estate transactions and is fully familiar with the legal consequences of signing this or any other guaranty. In addition, Guarantor is represented by competent counsel. Guarantor has obtained from such counsel, and understood, a full explanation of the nature, scope, and effect of the waivers contained in this Guaranty (a “Waiver Disclosure”). In the alternative, Guarantor has, with advice from such counsel, knowingly and intentionally waived obtaining a Waiver Disclosure. Accordingly Guarantor does not require or expect Buyer to provide a Waiver Disclosure. It is not necessary for Buyer or this Guaranty to provide or set forth any Waiver Disclosure, notwithstanding any principles of law to the contrary. Nevertheless, Guarantor specifically acknowledges that Guarantor is fully aware of the nature, scope, and effect of all waivers contained in this Guaranty, all of which have been fully disclosed to Guarantor. Guarantor acknowledges that as a result of the waivers contained in this Guaranty:

(a) Actions by Buyer. Buyer will be able to take a wide range of actions relating to Seller, the Transactions, and the Transaction Documents, all without Guarantor’s consent or notice to Guarantor. Guarantor’s full and unconditional liability under this Guaranty will continue whether or not Guarantor has consented to such actions. Guarantor may disagree with or disapprove such actions, and Guarantor may believe that such actions should terminate or limit Guarantor’s obligations under this Guaranty, but such disagreement, disapproval, or belief on the part of Guarantor will in no way limit Guarantor’s obligations under this Guaranty.

(b) Interaction with Seller Liability. Guarantor shall be fully liable for all Guarantied Obligations even if Seller has no liability whatsoever under the Transaction Documents or the Transaction Documents are otherwise invalid, unenforceable, or subject to defenses available to Seller. Guarantor acknowledges that Guarantor’s full and unconditional liability under this Guaranty (with respect to the Guarantied Obligations as if they were fully enforceable against Seller) will continue notwithstanding any such limitations on or impairment of Seller’s liability.

(c) Timing of Enforcement. Buyer will be able to enforce this Guaranty against Guarantor even though Buyer might also have available other rights and remedies that Buyer could conceivably enforce against the Security or against other parties. As a result, Buyer may require Guarantor to pay the Guarantied Obligations earlier than Guarantor would prefer to pay the Guarantied Obligations, including immediately upon the occurrence of a default by Seller. Guarantor will not be able to assert against Buyer various defenses, theories, excuses, or procedural requirements that might otherwise force Buyer to delay or defer the enforcement of this Guaranty against Guarantor. Guarantor acknowledges that Guarantor intends to allow Buyer to enforce the Guaranty against Guarantor in such manner. All of Guarantor’s assets will be available to satisfy Buyer’s claims against Guarantor under this Guaranty.

(d) Continuation of Liability. Guarantor’s liability for the Guarantied Obligations shall continue at all times until the Guarantied Obligations have actually been paid in full, even if other circumstances have changed such that in Guarantor’s view Guarantor’s liability under this Guaranty should terminate, except to the extent that any express conditions to the termination of this Guaranty, as set forth in this Guaranty, have been satisfied.

14. Buyer’s Disgorgement of Payments. Upon payment of all or any portion of the Guarantied Obligations, Guarantor’s obligations under this Guaranty shall continue and remain in full force and effect if all or any part of such payment is, pursuant to any Insolvency Proceeding or otherwise, avoided or recovered directly or indirectly from Buyer as a preference, fraudulent transfer, or otherwise, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) payment in full of the Transactions. Guarantor’s liability under this Guaranty shall continue until all periods have expired within which Buyer could (on account of Insolvency Proceedings, whether or not then pending, affecting Seller or any other person) be required to return, repay, or disgorge any amount paid at any time on account of the Guarantied Obligations.

15. Financial Information. Within 120 days after the end of each calendar year or other fiscal year of Guarantor (or within five business days after filing, in the case of tax returns), Guarantor shall deliver to Buyer: (a) complete and current audited financial statements of Guarantor prepared in accordance with GAAP, in all material respects; provided, that the timely filings of Guarantor’s annual report on Form 10-K and quarterly reports on Form 10-Q shall be deemed to satisfy the requirement of this subsection (a); (b) copies of Guarantor’s tax returns; and (c) such other financial information relating to Guarantor and in Guarantor’s possession as Buyer may reasonably request.

16. Consent to Jurisdiction. Guarantor agrees that any Proceeding to enforce this Guaranty may be brought in any state or federal court located in the state of New York, as Buyer may select. By executing this Guaranty, Guarantor irrevocably accepts and submits to the nonexclusive personal jurisdiction of each of the aforesaid courts, generally and unconditionally with respect to any such Proceeding. Guarantor agrees not to assert any basis for transferring jurisdiction of any such proceeding to another court. Guarantor further agrees that a final non-appealable judgment against Guarantor in any Proceeding shall be conclusive evidence of Guarantor’s liability for the full amount of such judgment.

17. Merger; No Conditions; Amendments. This Guaranty and documents referred to herein contain the entire agreement among the parties with respect to the matters set forth in this Guaranty. This Guaranty supersedes all prior agreements among the parties with respect to the matters set forth in this Guaranty. No course of prior dealings among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify, or vary any terms of this Guaranty. This Guaranty is unconditional. There are no unsatisfied conditions to the full effectiveness of this Guaranty. No terms or provisions of this Guaranty may be changed, waived, revoked, or amended without Buyer’s written agreement. If any provision of this Guaranty is determined to be unenforceable, then all other provisions of this Guaranty shall remain fully effective.

18. Enforcement. Guarantor acknowledges that this Guaranty is an “instrument for the payment of money only,” within the meaning of New York Civil Practice Law and Rules Section 3213.

19. Fundamental Changes. Guarantor shall not wind up, liquidate, or dissolve its affairs or enter into any transaction of merger or consolidation, or sell, lease, or otherwise dispose of (or agree to do any of the foregoing) all or substantially all of its property or assets, without Buyer’s prior written consent.

20. Further Assurances. Guarantor shall execute and deliver such further documents, and perform such further acts, as Buyer may request to achieve the intent of the parties as expressed in this Guaranty, provided in each case that any such documentation is consistent with this Guaranty and with the Transaction Documents.

21. Counterparts. This Guaranty may be executed in counterparts.

22. WAIVER OF TRIAL BY JURY. GUARANTOR WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING FROM OR RELATING TO THIS GUARANTY OR THE TRANSACTION DOCUMENTS OR ANY OBLIGATION(S) OF GUARANTOR HEREUNDER OR UNDER THE TRANSACTION DOCUMENTS.

23. Miscellaneous.

(a) Assignability. Buyer may assign this Guaranty (in whole or in part) together with any one or more of the Transaction Documents, in accordance with the terms of the Transaction Documents without in any way affecting Guarantor’s or Seller’s liability. Upon request in connection with any such assignment Guarantor shall deliver such documentation as Buyer shall reasonably request (at Buyer’s expense). Buyer may from time to time designate any Buyer Entity to hold and exercise any or all of Buyer’s rights and remedies under this Guaranty. This Guaranty shall benefit Buyer and its successors and assigns (including any Buyer Entity) and shall bind Guarantor and its successors, and assigns. Guarantor may not assign this Guaranty in whole or in part without the prior written consent of Buyer.

(b) Notices. All notices, requests and demands to be made under this Guaranty shall be given in writing at the address set forth in the opening paragraph of this Guaranty and shall be effective for all purposes if hand delivered or sent by: (i) hand delivery, with proof of attempted delivery, (ii) certified or registered United States mail, postage prepaid, (iii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (iv) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (i), (ii) or (iii) above, to the address set forth in the opening paragraph of this Guaranty or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 23(b). Any notice, request or demand shall be deemed to have been given: (i) in the case of hand delivery, at the time of delivery, (ii) in the case of registered or certified mail, when first delivered or the first attempted delivery on a business day, (iii) in the case of expedited prepaid delivery upon the first attempted delivery on a business day, or (iv) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 23(b).

(c) Interpretation. This Guaranty shall be enforced and interpreted according to the laws of the state of New York, disregarding its rules on conflicts of laws. The word “include” and its variants shall be interpreted in each case as if followed by the words “without limitation.”

24. Business Purposes. Guarantor acknowledges that this Guaranty is executed and delivered for business and commercial purposes, and not for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that Guarantor is not entitled to, and does not require the benefits of, any rights, protections, or disclosures that would or may be required if this Guaranty were given for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that none of Guarantor’s obligation(s) under this Guaranty constitute(s) a “debt” within the meaning of the United States Fair Debt Collection Practices Act, 15 U.S.C. § 1692a(5), and accordingly compliance with the requirements of such Act is not required if Buyer (directly or acting through its counsel) makes any demand or commences any action to enforce this Guaranty.

25. No Third-Party Beneficiaries. This Guaranty is executed and delivered for the benefit of Buyer and its successors, and assigns, and is not intended to benefit any third party.

26. CERTAIN ACKNOWLEDGMENTS BY GUARANTOR. GUARANTOR ACKNOWLEDGES THAT BEFORE EXECUTING THIS GUARANTY: (A) GUARANTOR HAS HAD THE OPPORTUNITY TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR’S CHOICE; (B) BUYER HAS RECOMMENDED TO GUARANTOR THAT GUARANTOR OBTAIN SEPARATE COUNSEL, INDEPENDENT OF SELLER’S COUNSEL, REGARDING THIS GUARANTY; AND (C) GUARANTOR HAS CAREFULLY READ THIS GUARANTY AND UNDERSTOOD THE MEANING AND EFFECT OF ITS TERMS, INCLUDING ALL WAIVERS AND ACKNOWLEDGMENTS CONTAINED IN THIS GUARANTY AND THE FULL EFFECT OF SUCH WAIVERS AND THE SCOPE OF GUARANTOR’S OBLIGATIONS UNDER THIS GUARANTY.

27. Status of Existing Guaranty. As of the date hereof, the Existing Guaranty shall be amended and restated in its entirety by the terms hereof. The parties hereto agree that this Guaranty does not constitute a termination of the obligations of the Guarantor under the Existing Guaranty and that such obligations are in all respects continuing as amended and restated hereby.

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the date first written above.

GUARANTOR:

RAIT FINANCIAL TRUST,
a Maryland real estate investment trust

By: /s/ Scott F. Schaeffer
Name: Scott F. Schaeffer
Title: Chief Executive Officer